EXHIBIT 24

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints W. J. Sanders III and Robert J. Rivet, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign Advanced Micro Devices, Inc.’s Annual Report on Form 10-K for the fiscal year ended December 29, 2002, and any and all amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ W. J. SANDERS III W. J. Sanders III	Chairman of the Board	March 9, 2003

/s/ HECTOR DE J. RUIZ Hector de J. Ruiz	Director, President and Chief Executive Officer	March 13, 2003

/s/ ROBERT J. RIVET Robert J. Rivet	Senior Vice President, Chief Financial Officer (Principal Financial Officer)	March 14, 2003

/s/ FREDERICH BAUR Frederich Baur	Director	March 10, 2003

/s/ CHARLES M. BLALACK Charles M. Blalack	Director	March 7, 2003

/s/ R. GENE BROWN R. Gene Brown	Director	March 7, 2003

/s/ ROBERT PALMER Robert Palmer	Director	March 13, 2003

/s/ JOE L. ROBY Joe L. Roby	Director	March 7, 2003

/s/ LEONARD SILVERMAN Leonard Silverman	Director	March 7, 2003